Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

PROJECT AURORA HOLDINGS, LLC

PROJECT AURORA MERGER CORP.

and

SOLARWINDS, INC.

dated as of

OCTOBER 21, 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 21, 2015 (the “Agreement Date”) by and among Project Aurora Holdings, LLC, a Delaware limited liability company (“Parent”), Project Aurora Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Solarwinds, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that this Agreement be adopted by the Company’s stockholders;

WHEREAS, each of the board of managers of Parent and the board of directors of Merger Subsidiary has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Merger Subsidiary, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the guaranty of Thoma Bravo Fund XI, L.P., a Delaware limited partnership and the guaranty of Silver Lake Partners IV, L.P. (collectively, the “Guarantors”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement (collectively, the “Guaranties”) as specified in the Guaranties;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions, including the Merger, in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of the Company’s shareholders have entered into voting agreements in the form attached hereto as Exhibit D (the “Voting Agreements”), dated as of the Agreement Date, with Parent, pursuant to which, among other things, such Company shareholders have agreed to vote such Company shareholder’s shares of Company Common Stock in favor of the approval of this Agreement and against any other Acquisition Proposal.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                    The Merger.

(a)                                 At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                                 The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)                                  Notwithstanding Section 1.1(b), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 1.1(b), the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on three (3) Business Days prior written notice to the Company and (ii) the first (1st) Business Day after the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VI, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Parent and the Company shall mutually agree upon in writing.

(d)                                 At the Closing, the Company and Merger Subsidiary shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger).

(e)                                  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2                                    Conversion of Shares of Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)                                 except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $60.10 in cash, without interest (the “Merger Consideration”);

(b)                                 each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any Subsidiary of the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)                                  each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3                                    Surrender and Payment.

(a)                                 Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit and make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration or the Company RSU Merger Consideration) (the “Exchange Fund”). All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary, any Subsidiary of the Company or Parent, or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)                                 Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)                                  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)                                  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4                                    Dissenting Shares.  Notwithstanding Section 1.2, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

Section 1.5                                    Company Equity Awards.

(a)                                 Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions.  As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all Unvested Company Options issued or granted prior to the Agreement Date pursuant to the Stock Plans and which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be cancelled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; and (B) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (x) five (5) Business Days after the Effective Time and (y) the date of the Company’s first regularly scheduled payroll after the Effective Time).

(b)                                 (i)                                     Except as otherwise set forth in Section 1.5 of the Company Disclosure Schedules, neither Surviving Corporation nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions.  As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, (A) all Unvested Company RSUs issued or granted prior to the Agreement Date pursuant to the Specified Plans and which are outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs as of immediately prior to the Effective Time, and (B) except as otherwise set forth on Section 1.5 of the Company Disclosure Schedule, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company RSU an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company RSU (the “Company RSU Merger Consideration”).  Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest thereon, at the Effective Time or as soon practicable thereafter (but in no event later than the date which is the later of (1) five (5) Business Days after the Effective Time and (2) the date of the Company’s first regularly scheduled payroll after the Effective Time); provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code

(ii)                                  Each Unvested Company RSU outstanding as of immediately prior to the Effective Time and that was issued or granted pursuant to the 2015 Plan (the “2015 Company RSUs”) shall not become a Vested Company RSU and shall instead be cancelled and converted into the contingent right to receive the per share Company RSU Merger Consideration; provided that such per share Company RSU Merger Consideration shall not be paid at the Effective Time but shall instead be subject to the holder of such 2015 Company RSUs being continuously employed with the Surviving Corporation until the date of the satisfaction of the original vesting conditions applicable to the underlying 2015 Company RSU.  Parent shall cause the Surviving Corporation to pay the per share Company RSU Merger Consideration applicable to such 2015 Company RSUs, without interest thereon, upon the satisfaction of the underlying vesting conditions applicable thereto or as soon as practicable thereafter, but in no event later than the date which is the later of (A) five (5) Business Days after the date the vesting conditions are satisfied and (B) the date of the Company’s first regularly scheduled payroll after such times; provided that any payment in respect of any 2015 Company RSU which, immediately prior to such cancellation was treated as “deferred compensation” for purposes of Section 409A of the Code, shall be made on the applicable settlement date of such 2015 Company RSU if required in order to comply with Section 409A of the Code.

(c)                                  The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary and reasonably satisfactory to Parent (i) to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary and (ii) to provide that following the Effective Time no participant in any Stock Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgment, representation, covenant or release from any holder of any Company Equity Award.

Section 1.6                                    Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Stock Options, Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent and which indemnity shall not require the posting by such Person of a bond, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8                                    No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any surrendered Certificates or Uncertificated Shares.

ARTICLE II
THE SURVIVING CORPORATION

Section 2.1                                    Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in

Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

Section 2.2                                    Bylaws.  The parties hereto shall take all actions necessary so that the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws.

Section 2.3                                    Directors and Officers.  The directors and officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation be the respective individuals who are directors and officers of Merger Subsidiary immediately prior to the Effective Time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports (excluding, in each case, (x) any disclosures contained or referenced therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are cautionary in nature and (y) any exhibits or other documents appended thereto) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the Agreement Date; provided that nothing disclosed in any Company SEC Report will be deemed to modify or qualify the representations and warranties in Section 3.2 or (ii) the Company Disclosure Schedules (each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular Section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of such other sections) delivered by the Company to Parent on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1                                    Organization.  Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date.

Section 3.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 123,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).  As of the close of business on October 19, 2015 (the “Capitalization Date”):  (a) 71,747,336 shares of Company Common Stock were issued and outstanding; (b) no shares of Company Preferred Stock were issued or outstanding; (c) no shares of Company Common Stock were held by the Company in its treasury; (d) there were outstanding Company Options to purchase 3,085,692 shares of Company Common Stock; (e) 2,702,801 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; and (f) 5,611,719 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs).  Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights.  There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except for the Voting Agreements, neither the Company nor any Company Subsidiary is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive right or rights of first refusal or similar rights with respect to any Company securities or securities of any wholly-owned Company Subsidiary.  Section 3.2(a) of the Company Disclosure Schedules sets forth a list of the holders of Company Options and Company RSUs as of the Capitalization Date, including (to the extent applicable) the date on which each such Company Option or Company RSU was granted, the number of shares of Company Common Stock subject to such Company Option or Company RSU, the expiration date of such Company Option and the price at which such Company Option may be exercised (if any) under an applicable Stock Plan and the vesting schedule and vested or unvested status of each of such Company Option or Company RSU.  All shares of Company Common Stock issuable upon exercise of Company Options and Company RSUs have been duly reserved for issuance by the Company.

(b)                                 Except as set forth in Section 3.2(a), as of Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3                                    Authorization; No Conflict.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).  Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 At a meeting duly called and held, the Company Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement, the Transactions and the other agreements contemplated hereby, and (iii) resolved, subject to Section 5.3, to recommend approval of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

(c)                                  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of the jurisdictions outside of the United States set forth in Section 3.3(c) of the Company Disclosure Schedules (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable rules of the NYSE, (v) compliance with Part 800 of 31 C.F.R., including 31 C.F.R. secs. 800.402 and 800.601, and guidance, as amended, of the regulations of the Committee on Foreign Investment in the United States, and (vi) any additional actions or filings, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a material violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any material benefit to which the Company or any of the Company Subsidiaries is entitled under any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4                                    Subsidiaries.

(a)                                 The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b)                                 All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights that would prevent the operation by the Surviving Corporation of such Company Subsidiary’s business as presently conducted.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other Equity Interests of, or other ownership interests in, any Company Subsidiary.  Other than the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person.

Section 3.5                                    SEC Reports and Financial Statements.

(a)                                 Since January 1, 2013, the Company has timely filed or furnished with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the forms, reports, schedules, registration statements, definitive proxy statements and other documents filed or furnished by the Company since the January 1, 2013 and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC.  As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.  As of its filing date (or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Company SEC Reports.

(c)                                  The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained or incorporated by reference in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(d)                                 The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2014, and such assessment concluded that such controls were effective and did not identify any (A) significant deficiency or material weakness in the design or operation of internal controls or (B) fraud or allegation of fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and Company Subsidiaries (nor has any such significant deficiency, material weakness or fraud been identified between December 31, 2014 and the Agreement Date).

(e)                                  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)                                   The Company is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act. Since January 1, 2013, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(g)                                  Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(h)                                 Neither the Company nor any of the Company Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company (or the notes thereto) other than (i) Liabilities disclosed, reflected or otherwise reserved against in the Balance Sheet (or the notes thereto) or as described in the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2014 (or the notes thereto), (ii) Liabilities incurred after December 31, 2014 in the ordinary course of business, (iii) Liabilities under this Agreement or incurred in connection with the Transactions, (iv) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the Transactions, (v) executory obligations under any Contract (none of which is a Liability for a breach thereof), and (vi) Liabilities that would not have a Company Material Adverse Effect.

Section 3.6                                    Absence of Material Adverse Changes, etc.  Since July 1, 2015 and through the Agreement Date and except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice.  Since July 1, 2015, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Since July 1, 2015, the Company has not taken any action that would be prohibited by clauses (i), (iv) or (xii) of Section 5.2(b) if taken or proposed to be taken after the Agreement Date.

Section 3.7                                    Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, to which the Company, any of the Company Subsidiaries is a party that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.  There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8                                    Broker’s or Finder’s Fees.  Except for J.P. Morgan Securities LLC or its Affiliates (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9                                    Employee Plans.

(a)                                 Section 3.16 of the Company Disclosure Schedules sets forth a complete and accurate list of each material Company Employee Benefit Plan.  The Company has delivered or made available each material Company Employee Agreement.  Such Company Employee Benefit Plans and Company Employee Agreements are referred to collectively herein as the “Company Plans.”

(b)                                 With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of as applicable: (i) each written Company Plan and all amendments thereto, if any; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (iv) all material notices and correspondence with respect to such Company Employee Benefit Plan, the Company, or any Company Affiliate from or to the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority.

(c)                                  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) is and has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code.  Each Company Employee Benefit Plan covering employees located outside of the United States that is intended to receive favorable tax treatment under applicable tax Laws has been qualified, registered or similarly determined to satisfy the requirements of such tax Laws.

(d)                                 Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan is and has been established, maintained, funded, operated and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA,  the Code and other Laws; (ii) to the Knowledge of the Company, all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the Agreement Date; (iii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan; and (iv) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)                                  Except as set forth in Section 3.9(e) of the Disclosure Schedule and Section 1.5, neither the execution or delivery of this Agreement nor the consummation of the Merger will alone, or in combination with any other event, (i) other than as provided by applicable statutory law, give rise to any liability under any Company Plan, including liability for severance or termination pay, (ii) entitle any current or former director, employee, consultant or independent contractor of the Company or any Subsidiary of the Company to any payment, (iii) increase the amount of any benefit or compensation payable or required to be provided to any such director, employee, consultant or independent contractor, (iv) accelerate the time of payment or vesting or increase any funding (whether to a trust or otherwise) of benefits or payments due or payable to any such service provider of the Company or any Company Subsidiary or (v) without taking into account any post-Closing compensatory arrangements, result in any payment that would be (or would constitute, if such amounts were subject to the provisions of Section 280G of the Code) an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)                                   Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in documentary compliance with Section 409A of the Code and the official guidance promulgated thereunder on or after January 1, 2009.  No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(g)                                  Neither the Company nor any Company ERISA Affiliate maintains, sponsors, contributes to or has any liability or obligation with respect to (i)  any “defined benefit plan” as defined in Section 3(35) of ERISA (or similar type of pension scheme or arrangement maintained outside of the United States), (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) any plan, agreement or arrangement that provides for post-employment or retiree medical benefits or life insurance (other than as required by Section 4980B of the Code for which the covered individual pays the full cost of coverage).

Section 3.10                             Opinion of Financial Advisor.  The Board has received from the Company Financial Advisor a written opinion to the effect that, as of the date of such opinion, on the basis and subject to the factors, qualifications, considerations, assumptions and limitations set forth in such opinion, the Merger Consideration to be paid to the holders of the Company Common Stock other than Merger Subsidiary (such holders other than Merger Subsidiary, the “Holders”) is fair, from a financial point of view, to such Holders.  The Company will make available to Parent solely for informational purposes a written copy of the opinion prepared by the Company Financial Advisor described in this Section 3.10 as promptly as reasonably practicable following the Agreement Date.

Section 3.11                             Taxes.

(a)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all material Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes of the Company and any Company Subsidiary due and payable have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due.

(b)                                 There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset.

(c)                                  Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)                                 Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes), or (ii) other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no material Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f)                                   Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any transaction occurring during the two-year period ending on the Agreement Date that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or foreign Law).

(g)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), entered into prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

Section 3.12                             Compliance with Laws.

(a)                                 To the Knowledge of the Company, neither the Company nor the Company Subsidiaries is, or since January 1, 2014 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company, or any investigation with respect to any such Law, except for any such violation or investigation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has submitted a voluntary or mandated disclosure with respect to any actual or potential violation by the Company of any applicable Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority.

(c)                                  Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any Company Subsidiary has violated any International Trade Laws, and neither the Company nor any Company Subsidiary is, nor, to the Knowledge of the Company, has any director, officer, agent, employee or any other person acting on behalf of the Company or any Company Subsidiary been, a Person that is, is owned by or is controlled by a Person that is, or has otherwise engaged in any transactions, or otherwise dealt directly by or on behalf of the Company, with any Person with whom United States persons are prohibited from dealing under International Trade Laws.

Section 3.13                             Intellectual Property.

(a)                                 The Company has delivered or made available to Parent a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property as of the Agreement Date that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).

(b)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable, and (ii) to the Knowledge of the Company, all Company Intellectual Property is free and clear of all Liens other than Permitted Liens.

(c)                                  Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d)                                 To the Knowledge of the Company and except as would not have a Company Material Adverse Effect, the Company’s conduct of its business as currently conducted has not and does not infringe, violate, or misappropriate the Intellectual Property Rights of any third party.  Except as would not have a Company Material Adverse Effect, no Legal Proceeding is pending or has been threatened in writing or filed against the Company or any Company Subsidiary by any third party between January 1, 2014 and the Agreement Date in which it is alleged that any Company Product infringes or misappropriates the Intellectual Property Rights of any third party.

(e)                                  To the Company’s Knowledge, except as would not have a Company Material Adverse Effect, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f)                                   The Company and each of the Company Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property, and to the knowledge of the Company, there is no material unauthorized access, use, disclosure or misappropriation of any such Trade Secrets that are Company Intellectual Property by any Person. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any material Software owned by Company or a Company Subsidiary for any Company Product, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code.

(g)           To the Knowledge of the Company and except as would not have a Company Material Adverse Effect, none of the Company Products owned by the Company or a Company Subsidiary are licensed as Public Software or otherwise incorporate, are derived from, or has embedded in it, any Public Software in a manner that requires any material Company or Company Subsidiary owned Software, including any of the code thereof (other than the Public Software code), or any other material Company Intellectual Property, to be disclosed or licensed pursuant to the provisions of any such Public Software license.

(h)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each employee and independent contractor of the Company and the Company Subsidiaries engaged in the development for Company or a Company Subsidiary of any material Intellectual Property Rights used in the Company’s or a Company Subsidiary’s business as currently conducted has executed a proprietary information, confidentiality and invention assignment agreement that provides for (i) the non-disclosure by such Person of any of Company’s or any Company Subsidiary’s confidential information and (ii) the assignment by such Person to the Company or any Company Subsidiary of all such Intellectual Property Rights arising out of such Person’s employment or engagement by, or contract with, the Company or any Company Subsidiary.

(i)            Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there have not been any unauthorized intrusions on, access to, or use of any of the Company Systems or Company Products that have resulted or could reasonably be expected to result in the destruction, damage, loss, corruption, alteration or misuse of such Company Systems or Company Products.

Section 3.14          Employment Matters.  Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization, or similar organized employee representative, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries.  There is and within the past three years has been no pending or, to the Knowledge of the Company, threatened, labor (i) strike, (ii) dispute, (iii) walkout, (iv) work stoppage, (v) slow-down or (vi) lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  As of the Agreement Date, to the Knowledge of the Company, no current executive has expressed any present intent to terminate his or her employment within the first twelve (12) months following the Closing Date, and no current executive, key employee or group of employees has given formal notice of termination of employment.

Section 3.15          Insurance.  The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).  To the Knowledge of the Company, all such insurance policies are in full force and effect, all related premiums have been paid to date, no notice of cancellation has been received, and to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for defaults that are not and would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.16          Material Contracts.

(a)           Except for this Agreement or as set forth in Section 3.16 of the Company Disclosure Schedules, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i)            any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)           any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii)          any Contract for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $20,000,000;

(iv)          except for agreements relating to trade receivables, loans to Company Subsidiaries in the ordinary course of business and extensions of credit to customers in the ordinary course of business, any Contract relating to Indebtedness, in each case having a principal amount in excess of $10,000,000;

(v)           any Contract that purports to (A) materially limit or otherwise materially restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area or exploit any Company Intellectual Property, (B) prohibit the Company or any of the Company Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or the Company Subsidiaries upon notice of 90 days or less or (2) are not material to the Company and the Company Subsidiaries, taken as a whole;

(vi)          any Contract providing for indemnification of any officer, director or employee by the Company or any of the Company Subsidiaries;

(vii)         any Contract that is a settlement or similar agreement that imposes obligations material to the Company and the Company Subsidiaries, taken as a whole, after the Agreement Date;

(viii)        any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable at will by the Company or one of the Company Subsidiaries pursuant to which the Company or one of the Company Subsidiaries has continuing obligations of $400,000 or more as of the Agreement Date with any executive officer or other employee at the senior vice president level or above, or any member of the Company Board; and

(ix)          any Contract that involves a joint venture, limited liability company or partnership with any third Person; and

(x)           any Contract containing any support, maintenance or service obligation on the part of the Company or any of the Company Subsidiaries that represents revenue in excess of $10,000,000 on an annual basis, other than those Contracts that may not be cancelled by the Company without material liability to the Company or any of the Company Subsidiaries upon notice of 90 days or less.

(b)           Each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).  Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not have a Company Material Adverse Effect.  To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or material breach of or material default under, or intention to cancel or modify in any material respect, any Material Contract, excluding, however, any violation, breach or default which would not have a Company Material Adverse Effect.

Section 3.17          Properties.

(a)           Neither the Company nor any Company Subsidiary owns or has ever owned any real property.

(b)           The Company has delivered or made available to Parent a complete and accurate list of all leasehold or subleasehold estates held by the Company or any Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and a true and complete copy of each material Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).  The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Leased Real Property as currently used and operated.

Section 3.18          Inapplicability of Anti-takeover Statutes.  Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.15, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.19          Indebtedness.  Section 3.19 of the Company Disclosure Schedules contains a true, correct and complete list of all Indebtedness which is material to the Company and the Company Subsidiaries, taken as a whole, outstanding as of the date of this Agreement, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports.

Section 3.20          Related Party Transactions.  Except as disclosed in the Company SEC Reports, since January 1, 2013, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21          Environmental Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and the Company Subsidiaries have since January 1, 2014 complied and are in compliance, in each case, in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all material licenses, permits, authorizations and approvals required by Environmental Laws for the operation of the business or the occupation of the Leased Real Properties; (B) neither the Company nor any Company Subsidiaries have received any written notice, report, or other information regarding any material actual or alleged violation of or any material or potentially material liability under any Environmental Laws; and (C) to the Knowledge of the Company, neither the Company nor any Company Subsidiaries (nor any Person whose liability the Company or any of the Company Subsidiaries has assumed, undertaken or become subject to) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated its business or any property or facility contaminated by any such Hazardous Material, in each case so as to give rise to any material Liabilities of the Company or any Company Subsidiaries, taken as a whole, under Environmental Laws.  The Company has furnished or made available to Parent all environmental audits, reports and other material environmental documents relating to the Company’s or Company Subsidiaries’ past or current properties, facilities or operations which are in their possession or under their reasonable control.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedules”), each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1            Valid Existence.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Merger Subsidiary is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of Merger Subsidiary and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.  Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to date, of Merger Subsidiary and Parent.

Section 4.2            Authority; Binding Nature of Agreement.  Each of Merger Subsidiary and Parent has the requisite limited liability company or corporate power and authority, as applicable, to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by each of Merger Subsidiary and Parent, the performance by each of Merger Subsidiary and Parent of its obligations hereunder and the consummation by each of Merger Subsidiary and Parent of the Transactions have been duly authorized by the board of managers of Parent and board of directors of each of Merger Subsidiary.  No other corporate proceedings on the part of Merger Subsidiary or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Subsidiary or Parent of its obligations hereunder and the consummation by either Merger Subsidiary or Parent of the Transactions.  This Agreement has been duly executed and delivered by each of Merger Subsidiary and Parent and constitutes a valid and binding obligation of each of Merger Subsidiary and Parent, enforceable in accordance with its terms(subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.3            Non-Contravention.

(a)           Neither the execution and delivery of this Agreement by Merger Subsidiary and Parent nor the consummation by Merger Subsidiary and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time):  (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or formation or operating agreement or bylaws, or other similar organizational documents of Merger Subsidiary or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any judgment or Law applicable to Merger Subsidiary or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Merger Subsidiary or Parent in connection with Merger Subsidiary’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Subsidiary or Parent of the Transactions, except for (i) compliance with the DGCL, (ii) compliance with and filings pursuant to the HSR Act and Foreign Antitrust Laws, (iii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, and (iv)  such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions.

Section 4.4            No Legal Proceedings Challenging the Merger.  As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.5            Ownership of Company Common Stock.  Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members own any shares of Company Common Stock.

Section 4.6            Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by any such Person for which the Company or its officers or directors could have any liability.

Section 4.7            Activities of Merger Subsidiary.  Merger Subsidiary was formed solely for the purpose of effecting the Merger.  Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no Liabilities other than those contemplated by this Agreement (including, for the avoidance of doubt, Liabilities related to the Debt Financing).

Section 4.8            Disclosure Documents.  The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.9            Financing.

(a)           Parent has received and accepted, and delivered to the Company complete and correct copies of, (i) the fully executed commitment letter and redacted fee letter (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided that such redacted terms do not affect the conditionality of or the amount of cash proceeds available to Parent and Merger Subsidiary), each dated as of October 21, 2015 (the “Debt Commitment Letters”), from Goldman Sachs Bank USA (collectively with any other agents, arrangers, managers, lenders and other entities from time to time party thereto and such Persons’ Affiliates, successors and assigns, the “Debt Financing Sources”) confirming their respective commitments to provide Parent with debt financing in connection with the Transactions (the “Debt Financing”) and (ii) fully executed commitment letters (the “Equity Commitment Letters,” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from each of the parties listed on Annex I hereto (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”) confirming the respective counterparties’ commitments to provide Parent with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Assuming that the Financing contemplated by the Financing Commitment Letters is fully funded on the terms set forth therein, Parent and Merger Subsidiary will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

(b)           Each of the Equity Commitment Letters is in full force and effect as of the Agreement Date and is a valid and binding obligation of Parent and Merger Subsidiary and, to the knowledge of Parent, the other parties thereto.  The Company is a third-party beneficiary of the Equity Commitment Letters on the terms set forth therein.  Each of the Debt Commitment Letters is in full force and effect as of the Agreement Date and is a valid and binding obligation of Parent and Merger Subsidiary and, to the knowledge of Parent, the other parties thereto. Parent or Merger Subsidiary has fully paid, or caused to be fully paid, any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the Agreement Date. As of the Agreement Date, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated (other than with respect to any “market flex” terms contained in the Debt Commitment Letter, to the extent such “market flex” terms may be deemed an amendment or modification) and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and, as of the Agreement Date, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party (i) related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters, (ii)

awarding any Person any financial advisory role on an exclusive basis or (iii) prohibiting or seeking to prohibit any Person from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company.

Section 4.10          Guaranties.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranties. Each Guaranty is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of the respective Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the applicable Guaranty.

Section 4.11          Solvency.  None of Parent, Merger Subsidiary, the Guarantors or the Equity Financing Sources is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or the Transactions, including the funding of the Financing payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and after the Closing. As used in this Section 4.11, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) and each them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.12          Certain Arrangements.  Except the Voting Agreements, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary, the Guarantors or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.13          No Other Company Representations or Warranties.  Except as and only to the extent expressly set forth in the representations and warranties set forth in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

Section 4.14          Non-Reliance.

(a)           Parent and Merger Subsidiary hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received reasonable access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (b) have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Merger Subsidiary and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (b) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.14, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement.  Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.15          Ownership of Company Common Stock.  None of Merger Subsidiary or Parent or any of their controlled Affiliates is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their controlled Affiliates to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

ARTICLE V
COVENANTS

Section 5.1            Access and Investigation.  Subject to the Confidentiality Agreements, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s properties, Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.  Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreements and will be subject to the provisions of the Confidentiality Agreements.  Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided that the Company shall (i) (if permitted by Law) provide notice to Parent that such information is being withheld pursuant to such law or privilege if such notice can, in the good faith discretion of the Company, be provided in a manner that would not result in such loss or violation and (ii) use commercially reasonable efforts to disclose such documents and information in a manner that would not result in such loss or violation.

Section 5.2            Operation of the Company’s Business.

(a)           Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices; and (y) in material compliance with all applicable Laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material customers, suppliers, landlords, and other Persons having material business relationships with the Company; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b)           Except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(b) of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)            except as permitted by clauses (x) or (y) of Section 5.2(b)(ii), declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii)           sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security, in each case of the Company or any Company Subsidiary, except that (w) the Company may make intra-company sales, issuances or grants of equity securities of any Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (x) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Equity Awards under the Stock Plans, in each case, outstanding on the Agreement Date; (y) the Company may grant Company RSUs pursuant to the 2015 Plan to any newly-hired non-executive officer employee of the Company and the Company Subsidiaries and to any promoted non-executive officer Company Employees in the ordinary course business (provided that the aggregate number of shares subject to such Company RSUs issued to such Persons may not exceed 200,000); and (z) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith;

(iii)          except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)          amend or permit the adoption of any amendment to the Company Charter Documents other than in connection with the adoption of a shareholder rights plan as contemplated in Section 5.2(b)(ii);

(v)           subject to Section 5.3, acquire any Equity Interest, material assets or material business of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)          enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(vii)         other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Company Material Contract;

(viii)        sell, assign, abandon, or otherwise dispose of, or lease or license or grant any Lien in, any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except inventory and transactions and except for Permitted Liens, in each case in the ordinary course of business;

(ix)          lend money to any Person (other than advances to customers or Company Employees in the ordinary course of business consistent with past practices), guarantee any Indebtedness (other than in the ordinary course of business consistent with past practices), or incur any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business);

(x)           (A) hire or terminate any employee whose annual base cash compensation is $400,000 or more, other than individuals who are replacing former employees on substantially the same terms and conditions of employment, (B) except to the extent required by applicable Law or by written agreements existing on the Agreement Date that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, material bonus or other material employee benefit not required by any existing Company Plan set forth on Section 3.16 of the Company Disclosure Schedules or other agreement or arrangement in effect on the Agreement Date to any employee, officer, director, stockholder or other service provider of the Company or any of the Company Subsidiaries, whether past or present, (C) except to the extent required by applicable Law or by written agreements existing on the Agreement Date that have been disclosed or made available to Parent, enter into or amend any material Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary not to exceed $150,000, or (D) except as required to ensure that any Company Employee Benefit Plan is not then out of compliance with applicable Law and except as required by any Company Employee Benefit Plan in effect on the Agreement Date or otherwise required by Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Employee Benefit Plan or benefit arrangement or any collective bargaining agreement;

(xi)          implement any employee layoffs that would implicate the Worker Adjustment and Retraining Notification Act or any similar Law, or any other reductions in force or voluntary or involuntary employment termination programs outside the ordinary course of business;

(xii)         other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiii)        amend, modify, extend, renew or terminate any material Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(xiv)        except as required by applicable Law, (A) make or change any material Tax election, method, period, policy or practice, (B) file any material amendment to any material Tax Return, (C) settle or compromise any material liability for Taxes, (D) consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, (E) incur any material Tax liability outside of the ordinary course of business, (F) prepare or file any Tax Return in a manner inconsistent with past practice, provided that if there has been a change of law or such change is otherwise required by Law, then the Company and the Company Subsidiaries shall be permitted to prepare or file Tax Returns in compliance with such Law, (G) surrender any right to claim a material refund of Taxes, or (H) fail to pay any material Taxes as they become due and payable (including estimated taxes);

(xv)         sell, assign, transfer, license, permit to lapse, abandon or otherwise dispose of any material Company Intellectual Property, except for in the ordinary course of business;

(xvi)        except as required by Law or GAAP, revalue in any material respect any of its properties or assets, including writing off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(xvii)       except as with respect to Transaction Litigation, which shall be governed by Section 5.11, and appraisal litigation which shall be governed by Section 1.4, settle any litigation or other proceedings before a Governmental Authority if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $3,000,000 individually or $7,000,000 in the aggregate, net of any amount covered by insurance to the extent proceeds therefrom are actually received or indemnification, or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would have a material effect on the continuing operations of the Company and the Company Subsidiaries, taken as a whole; or

(xviii)      authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3            Acquisition Proposals.

(a)           No Solicitation.  From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of it or the Company Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i)            initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)           engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)          otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv)          approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”); or

(v)           grant any waiver, amendment or release under any standstill or confidentiality agreement.

(b)           Exceptions.  Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal if the Company did not violate Section 5.3(a) in respect of such Person (other than immaterial or inadvertent violations not intended to result in an Acquisition Proposal) and receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”)), and promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any material non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (a) in each such case referred to in clause (i), (ii) or (iii), the Company Board has determined in good faith (after consultation with its financial advisors and its outside legal counsel) based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (b) in the case referred to in clause (iii) above, the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c)           Notice of Acquisition Proposals.  The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) subject to any confidentiality agreements entered into by the Company prior to the Agreement Date, if any non-public information is requested from the Company, and (iii) of any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it, the Company Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer) and thereafter shall keep Parent reasonably informed, on a prompt basis or upon Parent’s reasonable request, of the status and material terms of any such proposals or offers (including any amendments or revisions thereto) and the status of any such discussions or negotiations. Prior to entering into a binding definitive agreement relating to an Acquisition Agreement, the Company shall provide to Parent a copy of such definitive agreement marked to show changes to the terms of this Agreement.

(d)           No Change of Recommendation or Alternative Acquisition Agreement.  Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i)            (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (E) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests in writing (it being understood that the Company shall have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses (A) through (E), a “Change of Recommendation”); or

(ii)           cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(a)(iv)) relating to any Acquisition Proposal.

(e)           Change of Recommendation.  Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (i) in connection with a Superior Proposal or (ii) in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was neither known to, nor reasonably foreseeable by, the Company Board prior to the Agreement Date, in either case of (i) or (ii), if the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, however, that the Company Board shall not take such action unless:

(i)            the Company shall have complied in all respects with its obligations under this Section 5.3(e) (other than immaterial or inadvertent violations not intended to result in an Acquisition Proposal);

(ii)           the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least seventy-two (72) hours in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 5.3(c) with respect to such Superior Proposal;

(iii)          the Company shall have during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that in the event of any material revisions to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby;

(iv)          at or following the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisors and its outside legal counsel) that failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above); and

(v)           in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 including paying the Company Termination Fee in accordance with Section 7.4(a) prior to or concurrently with such termination.

(f)            Certain Permitted Disclosure.  Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g)           Existing Discussions.  Upon execution and delivery of this Agreement, the Company agrees that it will, and will instruct and cause the Company Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and shall cease providing any information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room.  The Company will, as promptly as practicable following the Agreement Date, deliver a written notice to each Person that has previously executed a confidentiality or similar agreement in connection with its consideration of an Acquisition Proposal requesting that such Person return or destroy all confidential information concerning the Company and the Company Subsidiaries in accordance with the terms of such confidentiality or similar agreement.

(h)           Breach By Representatives.  The Company agrees that any breach of this Section 5.3 by any of its Representatives (other than immaterial or inadvertent breaches not intended to result in an Acquisition Proposal) shall be deemed to be a breach of this Agreement by the Company.

Section 5.4            Proxy Filing.

(a)           The Company shall prepare and file with the SEC, as promptly as practicable after the Agreement Date (and in any event no later than 15 Business Days), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b)           If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall prepare and file as soon as practicable such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE.  The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC, or respond to any SEC comments thereon, without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith.

(c)           If at any time prior to the Stockholders Meeting any information relating to the Company, Parent, Merger Subsidiary or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Subsidiary, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be prepared and filed as soon as practicable with the SEC by the Company and, to the extent required by applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.

Section 5.5            Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to establish a record date for, call, give notice of, convene and hold a meeting of holders of the Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement.  Following the distribution of the Proxy Statement pursuant to Section 5.4, without the prior written consent of Parent, the Company may not adjourn or postpone the Stockholders Meeting.  Once established, the record date of the Stockholders Meeting may not be changed without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed. Subject to Section 5.3(e), the Company shall solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with the DGCL, and the Company Board shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. For the avoidance of doubt, unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Change of Recommendation. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last 10 Business Days prior to the date of the Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting.

Section 5.6            Filings; Other Actions; Notification.

(a)           Proxy Statement. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall promptly notify the other of the receipt of any comments of the SEC with respect to the Proxy Statement or any Other Required Company Filing and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement or any Other Required Company Filing. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (and in any event no later than five (5) business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (the “SEC Clearance Date”); provided that on the 10th calendar day after the filing of the preliminary Proxy Statement if the SEC has not affirmatively notified the Company during such period that it will or will not be reviewing the Proxy Statement then the Company shall contact the SEC on such date regarding the preliminary Proxy Statement and if no response is received from the SEC then the second Business Day after such contact will be deemed the SEC Clearance Date. If necessary in order to comply with applicable securities Laws after the Proxy Statement shall have been so disseminated, the Company shall disseminate as soon as practicable amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(b)           Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten (10) days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger and the Transactions. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and, where available, under applicable Foreign Antitrust Laws. The Company and Parent, and their respective Subsidiaries, shall (i) keep one another promptly apprised of any communications received from a Governmental Authority concerning the Merger and of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or discussions with a Governmental Authority concerning the Merger or the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(c)           Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters in each case as may be reasonably necessary or advisable in connection with the Proxy Statement or any Other Required Company Filing or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority, with the exception of material responsive to a request for additional information from Government Antitrust Entities.

(d)           Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Merger unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(e)           Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company and Parent agree to take or cause to be taken the following actions: the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, (i) neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, (ii) in no event will the Company, any of the Company Subsidiaries, Parent or Merger Subsidiary be required to take or commit to take any actions that would be reasonably likely to materially adversely impact or impose limitations on the ownership by Parent or any of its Subsidiaries of all or a material portion of the Company’s business or assets and (iii) in no event will Parent or Merger Subsidiary be obligated pursuant to this Agreement to, and the Company will not, without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interests or a material portion of the Company’s business or assets.

Section 5.7            Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8            Public Announcements.  The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except in all cases as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

Section 5.9                                    Financing and Cooperation.

(a)                                 No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Debt Commitment Letters provided as of the Agreement Date) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Parent, Merger Subsidiary or the Company, as applicable, to enforce its rights against the other parties to the Financing Commitment Letters or the definitive agreements with respect thereto. In addition to the foregoing, Parent shall not release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 5.9(c).

(b)                                 Equity Financing. Each of Parent and Merger Subsidiary shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) complying with its obligations under the Equity Commitment Letters, (iii) satisfying on a timely basis all conditions applicable to Parent or Merger Subsidiary in such Equity Commitment Letters that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letters and (v) consummating the Equity Financing at or prior to Closing, including by causing the Equity Financing Sources to fund the Equity Financing at the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letters.

(c)                                  Debt Financing and Alternate Debt Financing. Parent shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letters, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) that are no less favorable to Merger Subsidiary than the terms contemplated by the Debt Commitment Letters, (iv) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Subsidiary in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, (v) enforce its rights pursuant to the Debt Commitment Letters, and (vi) consummate the Debt Financing at or prior to the Closing on the terms and conditions contemplated by the Debt Commitment Letters, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing. Parent and Merger Subsidiary will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not less favorable to Parent and Merger Subsidiary than those set forth in the Debt Commitment Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternative Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters (and a redacted fee letter in connection therewith (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided that such redacted terms do not affect the conditionality of or the amount of Debt Financing to be funded at the Closing)). In the event that any New Debt Commitment Letters are obtained, any reference in this Agreement to (A) the “Financing Commitment Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, (B) the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, and (C) the “Debt Financing Sources” will be deemed to include the Persons signatory to the New Debt Commitment Letters.

(d)                                 Information. Parent shall as reasonably requested by the Company, (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing.  Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (a) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing, (b) of the receipt by Parent or Merger Subsidiary of any oral or written notice or communication from any Financing Source or with respect to any breach (or threatened breach), default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing, and (c) if for any reason Parent or Merger Subsidiary at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within one (1) Business Day) after the date that the Company delivers a written request therefor to Parent.

(e)                                  No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(f)                                   Company Support.

(i)                                     Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including:

(A)                               participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(B)                               reasonably assisting Parent and the Debt Financing Sources with the timely preparation of customary (i) rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing; (ii) high-yield Offering Documents, prospectuses, memoranda and similar documents required in connection with the Financing; and (iii) forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing;

(C)                               reasonably assisting Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(D)                               furnishing Parent and the Debt Financing Sources, as promptly as practicable, with all Required Information. If the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 5.9(f)(i)(D) and the Marketing Period shall be deemed to have commenced as of such date unless Parent or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Information the Company has not delivered, in which case such Required Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company. Notwithstanding anything to the contrary herein, such Required Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (1) such Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which they were made, not misleading; (2) such Required Information is not compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 or sufficient to permit such a registration statement on Form S-1 from being declared effective by the SEC; (3) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Information; (4) with respect to any interim financial statements (including any corresponding predecessor periods), such interim financial statements have not been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; and (5) the Company’s auditors have not delivered drafts of customary comfort letters, including as to customary negative assurances and change period, or such auditors indicated that they are not prepared to issue such comfort letter; provided that after commencement of the Marketing Period, the delivery of additional financial statements or pro forma financial information requested by Parent (other than information required due to the passage of time) and required to be delivered pursuant to this Section 5.9(f)(i)(D) shall not terminate or restart the Marketing Period;

(E)                                cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any arrangements to be effectuated after the Closing;

(F)                                 reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(G)                               delivering notices of prepayment within reasonable time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(H)                              providing executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Debt Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters);

(I)                                   taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any the Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(J)                                   furnishing Parent and the Debt Financing Sources promptly (and in any event at least two (2) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date)) with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations.

(ii)                                  Notwithstanding the provisions of Section 5.9(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 5.9(f)(i)(H) that is effective prior to the Closing, (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged (provided that in the event that the Company or the Company Subsidiaries do not provide information in reliance on this clause (E), the Company or such Company Subsidiary shall (x) (if permitted by law) provide notice to Parent that such information is being withheld pursuant to such law or privilege if such notice can, in the good faith discretion of the Company, be provided in a manner that would not result in such loss or violation and (y) use commercially reasonable efforts to provide such information in a manner that would not be so prohibited or restricted or which would not result in a loss of privilege, as applicable), or take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 5.9(f)(i)(H)) and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.9 will require (y) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.9(f)(i)(H) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (z) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto prior to the Effective Time.

(g)                                  Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(h)                                 Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreements, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel, auditors, officers, directors, employees, professionals and other experts or agents) so long as such Persons are informed of the confidential nature of such information and agree to keep information of this type confidential.

(i)                                     Company Reimbursement and Indemnification.

(i)                                     Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.9(f).

(ii)                                  Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses

(including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.9(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries).

(j)                                    No Exclusive Arrangements. In no event will the Guarantors, the Financing Sources, Parent, Merger Subsidiary or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Subsidiary and the financing sources or potential financing sources of Parent, Merger Subsidiary and such investors) enter into or enforce any Contract prohibiting or seeking to prohibit any investment fund, bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of the Company Subsidiaries from providing or seeking to provide debt or equity financing or financial advisory services to any Person in connection with the Merger or any other transaction relating to the Company or any of the Company Subsidiaries.

Section 5.10                             Directors and Officers Exculpation, Indemnification and Insurance.

(a)                                 Existing Agreements and Protections. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any of the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and the Company Subsidiaries shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and the Company Subsidiaries as of the Agreement Date, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)                                 Indemnification. Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving

Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 5.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall, without the prior written consent of the effected Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)                                  Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance.  In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent under the first sentence of this Section 5.10(c) for so long as such “tail” policy shall be maintained in full force and effect.  In satisfying its obligations under this Section 5.10, the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d)                                 Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e)                                  No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail”

policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).

(f)                                   Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.10 shall be joint and several.

(g)                                  Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11                             Transaction Litigation.  Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.11, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12                             Rule 16b-3.  Merger Subsidiary, Parent and the Company shall take all such steps as may be reasonably required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13                             Employee Matters.

(a)                                 For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)                                 During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance, but to exclude any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits)  that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time under the Company Plans set forth on Section 3.16 of the Company Disclosure Schedules.

(c)                                  In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) during the Continuation Period, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)                                 As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, the service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time.  In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits for the same period of service.

(e)                                  Nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan,  (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time; or (iv) create any third-party beneficiary rights or obligations in any Person (including any Covered Employee).

Section 5.14                             Confidentiality.  The parties hereto acknowledge that (i) Guarantors and the Company have previously executed nondisclosure agreements, dated as of September 16, 2015 and

September 14, 2015 (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall continue in full force and effect in accordance with its terms, except as expressly modified herein and (ii) and that Parent and Merger Subsidiary shall be bound as “Recipients” by the terms of such Confidentiality Agreements on the same terms as the Guarantors.

Section 5.15                             Midco Transaction.  Neither Parent nor Merger Subsidiary has any plan or intention to take any action with respect to the Company subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 5.16                             Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.17                             Parent Vote.  Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.18                             Repatriation.  The Company and the Company Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Merger Subsidiary or Parent) to distribute or cause to be distributed to the Company immediately before the Closing any cash balances held by any foreign Company Subsidiaries; provided, however, that no distribution will be required to be made (i) to the extent (x) such distribution would be subject to withholding or other Taxes in advance of the Effective Time or (y) would violate any minimum cash balance or capital surplus requirements applicable to such Company Subsidiaries and (ii) unless and until all of the conditions to the Merger set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) and Parent has irrevocably confirmed that it is prepared to consummate the Closing.

Section 5.19                             Conveyance Taxes.  The Company, Merger Subsidiary and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

ARTICLE VI
CONDITIONS TO MERGER

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)                                 Company Stockholder Approval.  Company Stockholder Approval shall have been obtained.

(b)                                 Governmental Approvals.  The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and the consents, approvals, permits, Orders, declarations or filings with, or notice to, any Governmental Authority (each, a “Governmental Approval”) to the consummation of the Merger set forth on Section 6.1(b) of the Company Disclosure Schedules shall have been obtained.

(c)                                  No Legal Prohibition.  No Governmental Authority shall have:

(i)                                     enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(ii)                                  issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

Section 6.2                                    Additional Parent and Merger Subsidiary Conditions.  The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(a)                                 Compliance with Agreements and Covenants.  The Company shall have performed in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(b)                                 Accuracy of Representations and Warranties.

(i)                                     The representations and warranties of the Company set forth in Section 3.2(a) (the “Capitalization Representations”) (A) shall have been true and correct in all respects as of the Agreement Date, and (B) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (A) and (B), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any inaccuracies that would not, individually or in the aggregate, increase the aggregate Merger Consideration payable in the Merger by more than $10,000,000.

(ii)                                  The representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.4 and Section 3.8 (the “Fundamental Representations”) (A) shall have been true and correct in all material respects as of the Agreement Date, and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case of the preceding clauses (A) and (B), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date); provided, however, that for purposes of determining the accuracy of the Fundamental Representations for purposes of this Section all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such Fundamental Representations shall be disregarded.

(iii)                               The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct in all respects on and as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c)                                  Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)                                 No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(e)                                  SEC Documents.  The Company will have filed all forms, reports and documents which contain financial statements and which are required to be filed with the SEC prior to the Effective Time.

Section 6.3                                    Additional Company Conditions.  The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing:

(a)                                 Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b)                                 Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects on and as of the Agreement Date and the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(c)                                  Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by a duly authorized officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in this Section 6.3.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a)                                 by mutual written agreement of Parent and the Company; or

(b)                                 by either Parent or the Company if the Effective Time shall not have occurred on or before April 18, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)                                  by either Parent or the Company if the Company Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)                                 by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e)                                  by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) Parent or Merger Subsidiary ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(f)                                   by the Company in the event that after the Marketing Period has ended (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing pursuant to Section 1.1, (iii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 6.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 6.3, (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) if Parent and Merger Subsidiary fail to consummate the Merger, and (iv)

Parent and Merger Subsidiary fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice; or

(g)                                  by the Company at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all respects with the terms of Section 5.3 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (iii) concurrently with the termination of this Agreement the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(h)                                 by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(i)                                     by Parent in the event that the Company Board (or any committee thereof) shall have effected and not withdrawn a Change of Recommendation; provided, however, that that Parent’s right to terminate this Agreement pursuant to this Section 7.1(i) will expire at 5:00 p.m., Central time, on the tenth (10th) Business Day following the date on which such right to terminate first arose.

Section 7.2                                    Notice of Termination.  A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

Section 7.3                                    Effect of Termination.  In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.14, Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.4(e)(vi) and Section 8.12(b)(v), that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreements and the Guaranties, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

Section 7.4                                    Termination Fees.

(a)                                 Company Termination Fees.

(i)                                     In the event that (A) this Agreement is terminated pursuant to Section 7.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, and (C) within one (1) year following the termination of this Agreement pursuant to Section 7.1(c), a Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement and such Competing Acquisition Transaction is subsequently consummated, then within one (1) Business Day after consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee, less the amount of Parent Expenses previously paid to Parent pursuant to Section 7.4(d). “Company Termination Fee” means an amount equal to $159,000,000.

(ii)                                  In the event that this Agreement is terminated pursuant to Section 7.1(g), then as a condition to such termination of this Agreement, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)                               In the event that this Agreement is terminated pursuant to Section 7.1(i), then within one (1) Business Day after such termination, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)                              The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)                                 Parent Termination Fee.

(i)                                     In the event that this Agreement is terminated (A) pursuant to Section 7.1(e) or Section 7.1(f), or (B) pursuant to Section 7.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then within one (1) Business Day after demand by the Company, Parent shall pay to the Company a fee equal to $318,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii)                                  The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether nor not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)                                  Recovery.  Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4(a) or Parent fails to promptly pay any amounts due pursuant to Section 7.4(b) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.4(a) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.4(b) or any portion thereof, as applicable, the Company will pay to Parent or Parent will pay to the Company, as the case may be, the other party’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(d)                                 Parent Expenses.  In the event (i) this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(h) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.4(a)(i) or (ii) an Acquisition Proposal shall have been made to the Company or any of the Company Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of the Company Subsidiaries, in each case after the Agreement Date (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and this Agreement is terminated by Parent pursuant to Section 7.1(g), and as of the time of such termination by Parent, Parent and Merger Subsidiary were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then within one (1) Business Day after demand by Parent, the Company shall pay to Parent up to $5,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (including the Financing) (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.4(a)(i) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.4(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.4(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.4(a)(i) except to the extent indicated in Section 7.4(a)(i).

(e)                                  Acknowledgement. Each of the parties acknowledges and agrees that:

(i)                                     the agreements contained in this Section 7.4 are an integral part of the Transactions;

(ii)                                  the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions;

(iii)                               without the agreements contained in this Section 7.4, the parties would not have entered into this Agreement;

(iv)                              the Company acknowledges that in no event will the Company be entitled to both (i) the payment of the Parent Termination Fee and (ii) specific performance of this Agreement to consummate the Merger;

(v)                                 each of Parent and Merger Subsidiary acknowledges that in no event will Parent be entitled to both (i) the payment of the Company Termination Fee and (ii) specific performance of this Agreement to consummate the Merger;

(vi)                              subject to the rights of the Company in respect of specific performance pursuant to and solely to the extent provided in Section 8.12(b), in the event that the Closing does not occur for any reason (whether or not this Agreement is terminated by the Company and the Parent Termination Fee is payable), the maximum aggregate liability of Parent together with the Parent Related Parties shall be limited to an aggregate amount equal to the Parent Termination Fee to the extent payable plus any additional indemnification and reimbursement obligations owed to the Company pursuant to and in accordance with Section 5.9(i), and in no event shall the Company or any other Person seek, or be entitled, to recover any money or other damages in excess of such amounts (including, in each case, for any willful, intentional or knowing breach or other action or inaction) arising out of or in connection with this Agreement, the Financing Commitment Letters or the Guaranties (and the termination hereof or thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreement;

(vii)                           subject to the rights of Parent and Merger Subsidiary in respect of specific performance pursuant to and solely to the extent provided in Section 8.12(a) and except in the case of Fraud or breaches or threatened breaches of the Confidentiality Agreements, in the event this Agreement is terminated pursuant to Section 7.1, the maximum aggregate liability of Company together with the Company Related Parties shall be limited to an aggregate amount equal to the applicable Company Termination Fee and/or the Parent Expenses, in each case to the extent payable, and in no event shall Parent, Merger Subsidiary or any other Person seek, or be entitled, to recover any money or other damages in excess of such amounts (including, in each case, for any willful, intentional or knowing breach or other action or inaction) arising out of or in connection with this Agreement or the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreement; and

(viii)                        for the avoidance of doubt, the parties hereto acknowledge and agree that the Confidentiality Agreements shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreements are terminated in accordance with their respective terms, and nothing herein shall limit the rights, obligations or remedies available to the parties under the Confidentiality Agreements in any respect.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1                                    Amendment or Supplement.  Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval; and provided, further, however, that Section 5.9, Section 7.3, this Section 8.1, Section 8.2, Section 8.4, Section 8.5, Section 8.7, Section 8.9 and Section 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

Section 8.2                                    Extension of Time, Waiver, etc.  At any time prior to the Effective Time, any party may, subject to applicable Law:  (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3                                    No Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Closing or the termination of this Agreement.  This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the earlier of the Closing or the termination of this Agreement.

Section 8.4                                    Entire Agreement; No Third Party Beneficiary.  This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreements, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreements shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreements are terminated in accordance with its terms.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to (i) the directors and officers of the Company covered by Section 5.10 and (ii) the Financing Sources will have the right to enforce their rights under Section 5.9, Section 7.3, Section 8.1, this Section 8.4, Section 8.5, Section 8.7, Section 8.9 and Section 8.12.  Notwithstanding anything herein to the contrary, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 8.5                                    Applicable Law; Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENT LETTERS OR THE TRANSACTIONS (INCLUDING THE FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree (i) that any legal proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Financing Commitment Letter will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed by, construed and enforced in accordance with the laws of the State of New York.

Section 8.6                                    Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement with respect to the reasonable and documented attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit, in each case subject to the terms and limitations set forth in Section 7.4.

Section 8.7                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to any one or more direct or indirect wholly owned Subsidiaries or Affiliates of Parent without the consent of the Company, provided that no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement, (b) concurrent with or following the Effective Time, to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral or (c) following the Effective Time, to any other Person.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8                                    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a “portable document format” (“.pdf”) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attention:                                         Seth Boro

Robert Sayle

Telecopy No.: (415) 392-6480

E-mail: sboro@thomabravo.com; rsayle@thomabravo.com

Silver Lake Partners

9 West 57th Street

32nd Floor

New York, NY 10019

Attention: Andrew J. Schader

Telecopy No.: (212) 981-3566

E-mail: andy.schader@silverlake.com

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention:                                         Gerald T. Nowak, P.C.

Corey D. Fox

Telecopy No.: (312) 862-2200

E-mail: gnowak@kirkland.com;cfox@kirkland.com

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Alfred O. Rose

Telecopy No.: (617) 235-0096

E-mail: alfred.rose@ropesgray.com

if to the Company:

SolarWinds, Inc.

7171 Southwest Parkway

Building 400

Austin, TX 78735

Email: generalcounsel@solarwinds.com

Facsimile: (512) 682-9301

Attention: Jason Bliss, SVP, General Counsel

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

401 Congress Ave., Suite 2500

Austin, TX 78701

Attention: John J. Gilluly III, PC

Facsimile: (512) 457-7001

E-mail: john.gilluly@dlapiper.com

Section 8.9                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10          Construction.

(a)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)           The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided in the virtual dataroom set up by the Company in connection with this Agreement at least two (2) Business Days prior to the date hereof.

Section 8.11          Counterparts; Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 8.12          Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(a)           Remedies of Parent and Merger Subsidiary.

(i)            Specific Performance.  Prior to the valid termination of this Agreement pursuant to Section 7.1, Parent and Merger Subsidiary shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 8.5 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii)           Company Termination Fee.  Parent shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 7.4(a).

(iii)          Parent Expense Reimbursement.  Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 7.4(d).

(iv)          Termination.  Parent and Merger Subsidiary shall be entitled to terminate this Agreement in accordance with Section 7.1.

(v)           Monetary Damages.  Other than in the case of Fraud, in no event shall (A) Parent, Merger Subsidiary, Guarantors or the Financing Sources or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Subsidiary or Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Subsidiary, Guarantors, the Financing Sources and their respective Affiliates (the foregoing in clauses (A) and (B) collectively, the “Parent Related Parties”) have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Subsidiary to payment of the Company Termination Fee as set forth in Section 7.4(a) or Parent Expenses as set forth in Section 7.4(d).  The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 7.4(a) and/or the reimbursement of Parent Expenses pursuant to Section 7.4(d); provided, however, that, other than in the case of Fraud, in no event shall Parent be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at Law or equity following the payment of the applicable Company Termination Fee.

(b)           Remedies of the Company.

(i)            Specific Performance (Pre-Closing Covenants).  Prior to the valid termination of this Agreement pursuant to Section 7.1 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 8.12(b)(ii)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Subsidiary in the courts described in Section 8.5 and to enforce specifically the terms and provisions hereof.

(ii)           Specific Performance (Closing).  Prior to a valid termination of this Agreement pursuant to Section 7.1, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Merger Subsidiary’s obligations to cause the Equity Financing to be funded (and to exercise its third party beneficiary rights under the Equity Commitment Letters) and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (B) the Debt Financing (or, if Alternative Debt Financing is being used in accordance with Section 5.9(c), pursuant to the commitments with respect thereto) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).  In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 8.12(b)(ii).  For the avoidance of doubt, in no event shall the Company be entitled to seek any remedy of specific performance or other equitable remedies against any Debt Financing Source.  The election to pursue an injunction, specific performance or other equitable relief, in each case in accordance with the terms of this Agreement, shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 7.4(b); provided, however, that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at Law or equity following the payment of the Parent Termination Fee.

(iii)          Parent Termination Fee.  The Company shall be entitled to payment of the Parent Termination Fee if and when payable pursuant to Section 7.4(b).

(iv)          Termination.  The Company shall be entitled to terminate this Agreement in accordance with Section 7.1.

(v)           Monetary Damages.  In no event shall (A) the Company, the Company Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (foregoing in clauses (A) and (B) collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Merger Subsidiary, the Guarantors or any Parent Related Party other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 7.4(b) and to enforce its rights under the Guaranties.  In addition, notwithstanding anything in this Agreement to the contrary, the Company and each Company Related Party hereby waives any claims against the Financing Sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders or equity holders (collectively, the “Financing Source Related Parties”), and hereby agrees that in no event shall the Financing Source Related Parties have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 8.12(b)(v) shall in any way limit or modify the rights and obligations of Parent, Merger Subsidiary or the Financing Sources under the Debt Commitment Letters.  In addition to the rights of Parent and Merger Subsidiary hereunder, Parent and Merger Subsidiary shall be entitled, at Parent’s and Merger Subsidiary’s sole election, to settle any pre-Closing claims against Parent or Merger Subsidiary relating to Parent’s and Merger Subsidiary’s obligations under this Agreement by consummating the Closing and the Merger in accordance with the terms of this Agreement.

(c)           Acknowledgement Regarding Available Remedies.  Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.12, the parties hereto agree that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.12, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5, without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Merger Subsidiary would have entered into this Agreement.  Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this

Section 8.12.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.12) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)           Sole Remedy.  The parties acknowledge and agree that the remedies provided for in this Section 8.12 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Parent Related Parties or the Company Related Parties, as the case may be, arising under or based upon any Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement; provided that nothing in this Section 8.12 shall relieve any party from any liability for Fraud.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROJECT AURORA HOLDINGS, LLC

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President

PROJECT AURORA MERGER CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President

SOLARWINDS, INC.

By:	/s/ Kevin B. Thompson
Name:	Kevin B. Thompson
Title:	President and Chief Executive Officer

ANNEX I

EXHIBIT A

DEFINITIONS

1.1          Cross Reference Table.  The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

Acceptable Confidentiality Agreement	Section 5.3(a)(iv)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(i)
Alternative Debt Financing	Section 5.9(c)
Available Company SEC Documents	Article III Preamble
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.11
Closing	Section 1.1(b)
Closing Date	Section 1.1(b)
Company	Preamble
Company Board	RECITALS
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III Preamble
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.16(a)
Company Option Merger Consideration	Section 1.5(a)
Company Plans	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.13(a)
Company RSU Merger Consideration	Section 1.5(b)
Company SEC Reports	Section 3.5(a)
Company Termination Fees	Section 7.4(a)(i)
Company Stockholder Approval	Section 3.3(a)
Certificates	Section 1.3(a)
Company Subsidiaries	Section 3.1
Confidentiality Agreements	Section 5.14
Continuation Period	Section 5.13(a)
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.10(c)
debt	Section 4.11
Debt Commitment Letters	Section 4.9(a)
Debt Financing	Section 4.9(a)
Debt Financing Sources	Section 4.9(a)
Determination Notice	Section 5.3(e)(i)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(d)
Equity Commitment Letters	Section 4.9(a)

i

Equity Financing	Section 4.9(a)
Equity Financing Sources	Section 4.9(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Financing	Section 4.9(a)
Financing Commitment Letters	Section 4.9(a)
Financing Sources	Section 4.9(a)
Foreign Antitrust Laws	Section 3.3(c)
Fundamental Representations	Section 6.2(b)(ii)
Government Antitrust Entity	Section 5.6(e)
Governmental Approvals	Section 6.1(b)
Guaranties	RECITALS
Guarantors	RECITALS
Indemnified Persons	Section 5.10(a)
Interim Notice	Section 5.3(g)
Interim Period	Section 5.1
Leased Real Property	Section 3.17(b)
Maximum Annual Premium	Section 5.10(c)
Merger	RECITALS
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
New Debt Commitment Letters	Section 5.9(c)
Notice Period	Section 5.3(e)(i)
Other Required Company Filing	Section 5.4(a)
Parent	Preamble
Parent Disclosure Schedules	Article IV Preamble
Parent Employee Benefit Plan	Section 5.13(c)
Parent Expenses	Section 7.4(d)
Parent Termination Fee	Section 7.4(b)(i)
Proxy Statement	Section 5.3(h)
Qualified Company Employee Benefit Plan	Section 3.9(c)
SEC	Article III Preamble
Solvent	Section 4.11
Stockholder Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)

1.2          Certain Definitions.  The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2005 Plan” means the Company’s Amended and Restated Stock Incentive Plan.

“2008 Plan” means the Solarwinds, Inc. 2008 Equity Incentive Plan.

“2015 Plan” means the Solarwinds, Inc. 2015 Performance Incentive Plan.

“Acquisition Proposal” means any offer, proposal or similar indication of interest relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parents’ other Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, equity investment joint venture, recapitalization, reorganization or other similar transaction involving the Company or the Company Subsidiaries and any Person; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2015.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Employee” means any current employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any written employment, severance, retention, transaction bonus, change in control, or other similar material Contract between: (a) the Company or any Company Subsidiaries and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation.

“Company Equity Awards” means the Company Options and Company RSUs.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that , solely with respect to the preceding clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

(i)            general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)           conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)          conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index;

(iv)          regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)           any actions taken or failure to take action to which Parent has consented to or requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(vi)                              any changes in applicable Law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

(vii)                           any negative developments resulting from the announcement of this Agreement, pendency or completion of the Transactions;

(viii)                        any natural or man-made hurricane, earthquake, flood, disaster, acts of God or other force majeure events in the United States or any other country or region in the world;

(ix)                              changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(x)                                 the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xi)                              any patent expiry, or loss of exclusivity which would result in a reduction of anticipated revenue from any Company Product;

(xii)                           any criminal, civil or administrative litigation, claim, action, hearing, arbitration, investigation or other proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions; or

(xiii)                        any failure to obtain any Governmental Approvals set forth in Section 6.1(a) of the Company Disclosure Schedules, or to send any required notice thereto (except, in the case of each of clauses (i) through (iv) and clause (vi) above, to the extent that such event, effect, occurrence, fact, circumstance, condition or change has had a disproportionate adverse effect on the Company and the Company Subsidiaries relative to the other companies of a similar size operating in the industries in which the Company and the Company Subsidiaries conduct business).

“Company Option” means any option to purchase shares of Company Common Stock pursuant to the Stock Plans which immediately before the Effective Time, has not been exercised, has not expired or has not terminated.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, supported, provided, or distributed by the Company or any Company Subsidiary.

“Company Systems” means the computer systems, including software, hardware, servers, networks and interfaces, used by the Company and the Company Subsidiaries, both for internal purposes and for the Company’s and the Company Subsidiaries’ customers.

“Company RSU” means each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, including any restricted stock unit that is subject to performance-based vesting.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”

v

“Contract” means any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other employee benefit or compensation plan, program or arrangement, including any retirement or deferred compensation plan, profit sharing plan, or unemployment compensation plan.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Law concerning human or worker health and safety, pollution or protection of the environment.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Fraud” means the actual, knowing and intentional fraud of any Person.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Contract” means any Contract for the sale of goods or services currently in performance that is between the Company or any Company Subsidiary and a Governmental Authority or entered into by the Company or any Company Subsidiary as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority.

“Hazardous Material” means any substance, material or waste as to which liability or standards of conduct are imposed under Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (d) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case, whether or not drawn, contingent or otherwise) and (e) all indebtedness of another Person referred to in clauses (a) and (d) above guaranteed by such Person.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all Trade Secrets and similar rights in confidential information, know-how, and materials; (iii) copyrights (registered or otherwise) and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, together with the goodwill associated with each of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“International Trade Laws” means any of the following (a) any Laws concerning the importation of merchandise, items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, (c) any Laws concerning economic sanctions, including but not limited to those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, (d) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury or (e) any Law regulating a similar subject matter.

“Knowledge” means, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Schedules and (y) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Leases” means all leases, subleases, licenses, concessions and other written agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Marketing Period” means the first period of eighteen (18) consecutive Business Days commencing on or after January 4, 2016 throughout which Parent has received the Required Information. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such eighteen (18) Business Day period, the Company has announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new consecutive eighteen (18) Business Day period.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Offering Documents” means reasonable and customary offering and syndication documents and materials in connection with the Debt Financing, including private placement memoranda, information memoranda and packages, lender presentations, rating agency materials and presentations, and similar documents and materials in connection with the Debt Financing (including any customary authorization letters relating thereto).

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice; (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which a reasonable reserve has been provided on the appropriate financial statements if required by GAAP; (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property; (iv) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate;

(v) zoning, building and other similar codes and regulations; (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection; (vii) Liens discharged at or prior to the Closing; (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Public Software” means: (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g., Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Required Information” means (x) all financial statements (including (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and the Company Subsidiaries for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date, and (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and the Company Subsidiaries for each fiscal quarter of the Company ended after the close of its most recent fiscal year (other than the fourth fiscal quarter) and at least 45 days prior to the Closing Date (which shall have been reviewed by the independent accountants for Parent, Merger Subsidiary or the Company, as the case may be, as provided in Statement on Auditing Standards No. 100 (subject to exceptions customary for a Rule 144A offering involving high yield debt securities)), financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities of the Company, including audits thereof to the extent required; and (y) such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in its preparation of such materials), (2) description of all or any portion of the Financing, including any “description of notes,” or other information customarily provided by the Debt Financing Sources or its counsel, (3) risk factors relating to all or any component of the Debt Financing, (4) separate financial statements in respect of the Company Subsidiaries, or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities) or otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum, in form and substance customary for private placements of high yield debt securities and reasonably acceptable to the Company and Parent, it being understood and agreed that the Required Information required to be delivered by Company prior to the commencement of any Marketing Period including February 12, 2016, or any date thereafter, shall include the audited consolidated financial statements of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2015.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Plans” means, collectively, the 2005 Plan and the 2008 Plan.

“Stock Plans” means, collectively, the 2005 Plan, 2008 Plan, 2015 Plan and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account

x

at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, including, among other factors: (x) whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Superior Proposal; and (y) whether such Person requires stockholder approval of such Person’s stockholders to consummate such Superior Proposal and the estimated likelihood of such approval.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any similar charge (including escheat, abandoned or unclaimed property) or amount (including any fine, penalty, interest and other additions), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

EXHIBIT B

SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

i

EXHIBIT C

SURVIVING CORPORATION

BYLAWS

ii